Exhibit 99.1

            Access National Acquires United First Mortgage

    RESTON, Va.--(BUSINESS WIRE)--Aug. 18, 2004--Access National Corporation (Nasdaq:ANCX) announced today the acquisition of United First Mortgage, Inc. (UFM) by its wholly-owned subsidiary, Access National Bank. Access National Bank (Access National) purchased 100% of the stock of Richmond, Virginia based UFM for an undisclosed cash sum from First Community Bank, N.A. First Community Bank is a wholly-owned subsidiary of First Community Bankshares, Inc. (Nasdaq:FCBC) of Bluefield, Virginia. The ongoing loan origination channels acquired with UFM will be consolidated into Access National Mortgage Corporation.
    Under the terms of the stock purchase and related agreements, Access National assumed mortgage origination offices in Midlothian (Richmond), Fredericksburg and Staunton, Virginia. These offices will be added to the existing Virginia network of Access National offices including Reston, Tyson's Corner (Vienna), Chantilly, Roanoke and Richmond. The two Richmond area offices will be combined into the newly acquired Midlothian office. Prior to consummation of the transaction, UFM and First Community set into motion the actions necessary to close and wind down all other UFM operations, including origination offices in Lynchburg and West Richmond, Virginia as well as the corporate and back office functions of UFM located in Richmond.
    The UFM acquisition brings a network of wholesale mortgage relationships that will be used to accelerate the expansion of a recently launched wholesale mortgage division.
    In addition to the Virginia loan origination network described above, Access National Mortgage operates mortgage offices in the following cities: Bethesda, MD; Crofton, MD; Dallas, TX; Denver, CO; Fort Lauderdale, FL; Nashville, TN; Sacramento, CA and Westminster, MD. For the year ended December 31, 2003, Access National Mortgage originated $1.3 billion in residential mortgage loan volume.
    Access National Corporation is a bank holding company based in Reston, Virginia reporting total assets at June 30, 2004 of $343 million. Its principal operating subsidiaries are Access National Bank and Access National Mortgage Corporation. Additional background information is available at www.AccessNationalBank.com.

    This press release may contain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified through the use of words such as "may", "could", "expect", "believe", anticipate", "intend", "plan" or variations thereof, and may contain information related to those matters such as the Company's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company's operations and business environment, which are difficult to predict and beyond control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please see the Company's Annual Report on Form 10-KSB and other filings with the SEC.

    For more information, contact: Michael W. Clarke, President and CEO at 703-871-2100 or go to www.AccessNationalBank.com.

    CONTACT: Access National Corporation, Reston
             Michael W. Clarke, 703-871-2100